UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

DIVISION OF

CORPORATION FINANCE

         Mail Stop 3561

         Via facsimile and U.S. mail

                                              July 18, 2005

Barney A. Richmond, President

MyZipSoft, Inc.

100 Village Square Crossing, Suite 202

Palm Beach Gardens, Florida 33410

Fax: 561-207-6299

                 RE: MyZipSoft, Inc.

                     Registration Statement on Form 10-SB

                     File Number: 000-50783

                     Filed: July 8, 2005

Dear Mr. Richmond:

   We have completed a preliminary reading of your registration statement. Disclosure indicates that on June 2, 2005, the registrant, a wholly-owned subsidiary of eCom eCom.com, Inc. ("eCom"), issued all of its share certificates to the shareholders of record of eCom in a "spin-off" transaction. Refer to disclosure on page 9 of Form 10-SB filed on July 8, 2005. In a letter of correspondence, please provide us with a substantive legal analysis describing your basis for effecting this issuance without the registration of such transaction under the federal securities laws. In the interim, promptly withdraw the Form 10-SB filed with us on July 8, 2005, You are advised that a Form 10-SB will become effective, by operation of law, 60 days after filing. Should your registration statement become effective in its present form, we would be required to consider what recommendation, if any, we should make to the Commission. You may contact Jay Ingram at (202)551-3397 with any questions.

                                     Sincerely,

                                     /s/ for John Reynolds

                                     John Reynolds

                                     Assistant Director

                                     Office of Emerging Growth Companies